Exhibit 99.1

May 16, 2023

Tofutti Press Release

Company Contact:	Steve Kass

Chief Executive/Financial Officer

(908) 272-2400

(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR THIRTEEN WEEKS ENDED APRIL 1, 2023

Cranford, New Jersey — May 16, 2023 — TOFUTTI BRANDS INC. (OTCQX Symbol: TOFB) issued its results for the thirteen weeks ended April 1, 2023 today.

Tofutti Brands reported net sales for the thirteen weeks ended April 1, 2023 decreased by $973,000, or 28%, to $2,490,000, from net sales of $3,463,000 for the thirteen weeks ended April 2, 2022. Sales of our vegan cheese products decreased to $2,100,000 for the thirteen weeks ended April 1, 2023 from $2,916,000 for the thirteen weeks ended April 2, 2022 due to the timing of cheese promotions this year. Sales of our frozen dessert products decreased to $390,000 in the thirteen weeks ended April 1, 2023 from $547,000 for the thirteen weeks ended April 2, 2022. We anticipate an increase in sales dollars over the balance of the current fiscal year as our promotions and price increases take full effect.

Our gross profit decreased to $606,000 in the period ended April 1, 2023 from $857,000 in the period ended April 2, 2022, reflecting the decrease in sales. Our gross profit percentage was 24% for the period ending April 1, 2023 compared to 25% for the period ending April 2, 2022.

We had a net loss of $102,000, or $0.02 per share (basic and diluted), for the thirteen weeks ended April 1, 2023, compared to net income of $205,000, or $0.04 (basic and diluted) per share, for the thirteen weeks ended April 2, 2022.

As of April 1, 2023, we had approximately $418,000 in cash and our working capital was approximately $3,554,000 compared with approximately $1,072,000 in cash and working capital of $3,625,000 at December 31, 2022. The decrease in cash during the thirteen weeks ended April 2, 2022 was primarily due to a decrease in payables.

Mr. Steven Kass, Chief Executive and Financial Officer of the Company stated, “We are pleased with our strong cash and working capital position at April 1, 2023. We believe that the production difficulties that impacted our revenues in 2022 have been resolved and that we are poised to achieve improved revenues and profitability,” concluded Mr. Kass.

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than twenty-five (25) dairy-free foods including cheese products and frozen desserts. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than fifteen (15) countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty bars. Tofutti also sells a prepared food entrée, Mintz’s Blintzes®, made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks	Thirteen weeks
	ended	ended
	April 1, 2023	April 2, 2022

Net sales	$2,490	$3,463
Cost of sales	1,884	2,606
Gross profit	606	857

Operating expenses:
Selling and warehouse	271	264
Marketing	95	156
Research and development	28	40
General and administrative	302	337
Total operating expenses	696	797
Income from operations	(90)	60
SBA loan forgiveness	-	165
Income before interest expense and income taxes	(90)	225
Interest expense	1	-
(Loss) income before income tax	(91)	225
Provision for income tax expense	11	20
Net (loss) income	$(102)	$205

Weighted average common shares outstanding
Basic	5,154	5,154
Diluted	5,154	5,154
(Loss) earnings per share:
Basic	$(0.02)	$0.04
Diluted	$(0.02)	$0.04

TOFUTTI BRANDS INC.

Unaudited Condensed Balance Sheets

(in thousands, except share and per share figures)

	April 1, 2023	December 31, 2022
Assets
Current assets:
Cash	$418	$1,072
Accounts receivable, net of allowance for doubtful accounts and sales promotions was $495 for both periods respectively	940	1,305
Inventories	2,587	2,463
Prepaid expenses and other current assets	66	80
Total current assets	4,011	4,920

Operating lease right-of-use assets	140	158
Financing lease right-of-use assets	49	53
Deferred tax assets	357	367
Other assets	19	19
Total assets	$4,576	$5,517

Liabilities and Stockholders’ Equity
Current liabilities:
Income taxes payable	$41	$41
Accounts payable	65	684
Accrued expenses	336	555
Financing lease liabilities, current	15	15
Total current liabilities	457	1,295

Financing lease liabilities, long-term	36	39
Operating lease liabilities	67	85
Total liabilities	560	1,419

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued and outstanding	-	-
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares	52	52
Additional paid in capital	283	263
Retained earnings	3,681	3,783
Total stockholders’ equity	4,016	4,098
Total liabilities and stockholders’ equity	$4,576	$5,517